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                                                            EXHIBIT 5.1
[DYKEMA GOSSETT PLLC LOGO]

                                             400 Renaissance Center
                                             Detroit, Michigan 48243


                                             WWW.DYKEMA.COM
                                             Tel:  (313) 568-6800
                                             Fax:  (313) 568-6658




September 26, 2003


Kaydon Corporation
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108

 RE:      REGISTRATION STATEMENT ON FORM S-3

Dear Gentlemen:


         Kaydon Corporation (the "Company") is filing a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission (the "Commission"), relating to the proposed resale from time to time, by the holders thereof of up to $200,000,000 aggregate principal amount of the Company's 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (the "Notes"), 6,858,710 shares of common stock of the Company into which the Notes may be converted and an equal number of rights (the "Rights") to purchase shares of Series A Preferred Stock of the Company pursuant to the Company's Rights Agreement dated May 4, 2000 (the "Rights Agreement"). In connection with the filing of the Registration Statement, you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an Indenture (the "Indenture"), dated as of May 23, 2003, between the Company and SunTrust Bank, as trustee (the "Trustee").


         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the Indenture and the form of Note (collectively the "Transaction Documents").

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.


         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the Delaware General Corporation Law and the internal laws of the State of Michigan and the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the

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DYKEMA GOSSETT PLLC



Kaydon Corporation
September 26, 2003
Page 2




laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.


         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof (1) the Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms,(2) the shares of common stock of the Company, when issued upon conversion of the Notes as provided in the Indenture, will be duly and validly issued, fully-paid and non-assessable and (3) the Rights have been duly authorized for issuance and are enforceable against the Company in accordance with the Rights Agreement.



         The opinions in clauses (1) and (3) above are subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.


         To the extent that the obligations of the Company under the Indenture may be dependent upon the following, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

Sincerely,

DYKEMA GOSSETT PLLC

/S/ DYKEMA GOSSETT PLLC